EXHIBIT 2.0


                            STOCK PURCHASE AGREEMENT



                                      among



                                 ANADIGICS, INC.



                                       and



                              TELCOM DEVICES CORP.



                                       and



                            THE SELLERS NAMED HEREIN







                                  April 2, 2001





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                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

1.1.     Certain Definitions..................................................1
1.2.     Other Terms..........................................................5
1.3.     Other Definitional Provisions........................................5
1.4.     Titles and Subtitles.................................................6


                                   ARTICLE II

                    PURCHASE AND SALE OF SHARES; THE CLOSING

2.1.     Purchase and Sale....................................................6
2.2.     The Closing..........................................................6


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

3.1.     Title to the Shares..................................................7
3.2.     Seller Authorization.................................................7
3.3.     Seller Consents and Approvals........................................7
3.4.     Seller Litigation....................................................8
3.5.     Organization, etc....................................................8
3.6.     No Subsidiaries......................................................8
3.7.     Authorization, etc...................................................8
3.8.     No Violations........................................................8
3.9.     Organizational Documents; Minutes....................................9
3.10.    Capitalization.......................................................9
3.11.    Compliance..........................................................10
3.12.    Consents and Approvals..............................................10
3.13.    Other Shareholders' Agreements......................................10
3.14.    Financial Information...............................................10
3.15.    Absence of Undisclosed Liabilities..................................10
3.16.    Absence of Changes..................................................11
3.17.    Litigation..........................................................11

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3.18.    Taxes...............................................................11
3.19.    Governmental Approvals..............................................13
3.20.    Title to Properties; Liens..........................................13
3.21.    Intellectual Property...............................................13
3.22.    Environmental Matters...............................................15
3.23.    Material Contracts..................................................16
3.24.    Insurance; Bank Accounts............................................17
3.25.    Labor Agreements and Actions; Employee Matters......................17
3.26.    Employee Benefit Plans; ERISA.......................................17
3.27.    Certain Transactions................................................20
3.28.    Disclosure..........................................................20
3.29.    Brokers.............................................................20
3.30.    Customers and Suppliers.............................................20
3.31.    Receivables.........................................................21
3.32.    Inventories.........................................................21


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.     Organization, etc...................................................22
4.2.     Authorization, etc..................................................22
4.3.     No Violations.......................................................22
4.4.     Brokers.............................................................23
4.5.     Consents and Approvals..............................................23


                                    ARTICLE V

                                CERTAIN COVENANTS

5.1.     Conduct of Business by the Company..................................23
5.2.     Access..............................................................25
5.3.     Covenant Against Competing Economic Interests.......................25
5.4.     Employment Contracts................................................27
5.5.     Best Efforts........................................................27
5.6.     Filings and Notices; Approvals and Consents.........................27
5.7.     Notification of Certain Matters.....................................27
5.8.     Director and Officer Resignations...................................28
5.9.     Seller and Buyer Covenants with Respect to Earn-Out.................28


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                                                                            Page

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

6.1.     Conditions to Each Party's Obligations..............................28
6.2.     Conditions to Obligations of Buyer..................................29
6.3.     Conditions to Obligations of the Sellers............................30


                                   ARTICLE VII

                                 INDEMNIFICATION

7.1.     Indemnification by Sellers..........................................31
7.2.     Indemnification by Buyer............................................33
7.3.     Termination of Indemnification......................................34
7.4.     Procedure...........................................................34
7.5.     Arbitration.........................................................35
7.6.     Treatment of Payments...............................................36
7.7.     Tax Returns.........................................................36
7.8.     Cooperation on Tax Matters..........................................37
7.9.     Sales and Transfer Taxes............................................37
7.10.    Post Closing Tax Activities.........................................37


                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1.     Survival of Representations and Warranties; Severability............38
8.2.     Termination.........................................................38
8.3.     Waivers and Amendments..............................................38
8.4.     Notices, etc........................................................39
8.5.     Governing Law.......................................................39
8.6.     Successors and Assigns..............................................40
8.7.     No Third Party Beneficiaries........................................40
8.8.     Delays or Omissions.................................................40
8.9.     Publicity...........................................................40
8.10.    Expenses............................................................40
8.11.    Specific Performance................................................41
8.12.    Entire Agreement....................................................41
8.13.    Severability........................................................41
8.14.    Counterparts........................................................41


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8.15.    Descriptive Headings; Interpretation................................41
8.16.    No Strict Construction..............................................42
8.17.    Appointment of Seller Representative................................42


Schedules

Schedule I -          Seller's pro rata portion of Seller's Cap Amount
Schedule II -         Exceptions to Representations of Sellers
Schedule 3.14(a)      Financial Statements
Schedule 3.14(b)      Seller Projections
Schedule 3.16         Changes in Balance Sheet
Schedule 3.18(a)(iii) Tax Returns
Schedule 3.19(a)      Government Approvals
Schedule 3.24(a)      Insurance
Schedule 3.24(b)      Bank Accounts
Schedule 3.25(d)      Employment Information
Schedule 3.30         Customers

Exhibits

Exhibit A           Escrow Agreement
Exhibit B           Earn-Out Payment
Exhibit C           Proposed Revenue/Profitability Matrix
Exhibit 5.4(a)      Employment Contract of Douglas Holmes
Exhibit 5.4(b)      Employment Contract of Hidehiko Kuwamoto


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                            STOCK PURCHASE AGREEMENT


     Stock Purchase Agreement (the "Agreement"), dated April 2, 2001, among ANADIGICS, INC., a corporation organized and existing under the laws of the state of Delaware (the "Buyer"), Telcom Devices Corp., a corporation organized and existing under the laws of California (the "Company"), and the shareholders of the Company named on Schedule I hereto (individually a "Seller" and, collectively, the "Sellers");

     WHEREAS, the Company develops, manufactures and markets components for fiber optic applications in telecommunications, data communications, CATV and test measurement instrumentation in addition offering other related products and services (the "Business");

     WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding shares of capital stock of the Company (the "Common Shares"); and

     WHEREAS, the Buyer desires to purchase, and the Sellers desire to sell, such Common Shares upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


     1.1. Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

     "Affiliate" shall mean, with respect to any party, any Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such party. For the purpose of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any party, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such party, whether through the ownership of voting securities, by contract, agency or otherwise.

     "Agreement" shall have the meaning specified in the recitals hereof.


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                                      -2-

     "Applicable Law" shall mean, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

     "Balance Sheet" Shall have the meaning specified in Section 3.14 herein.

     "Benefit Plans" shall mean any plan, agreement or arrangement, formal or informal, whether oral or written, whereby the Company provides any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including, without limitation, any profit sharing, deferred compensation, stock option, performance stock, employee stock purchase, bonus, severance, retirement, health or insurance plans.

     "Business" shall have the meaning specified in the recitals hereof.

     "Business Day" shall mean any day excluding (i) Saturday, Sunday and any day which shall be a legal holiday in the City of New York or United States, or
(ii) a day on which commercial banks in the City of New York or United States, are authorized or required by law or other government actions to close.

     "Buyer" shall have meaning specified in the recitals hereof.

     "Closing" shall have the meaning specified in Section 2.2 herein.

     "Closing Date" shall have the meaning specified in Section 2.2 herein.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Shares" shall have the meaning specified in the recitals hereof.

     "Company" shall have the meaning specified in the recitals hereof.

     "Earn-Out Payment" shall have the meaning specified in Section 2.1(a) herein.

     "Employment Contracts" shall have the meaning specified in Section 5.4 herein.

     "Encumbrance" shall mean any lien, encumbrance, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitation on voting rights, limitation on rights of ownership, financing statement (and similar notices) filed with


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                                      -3-


any Governmental Authority, claim (including any claim as defined in the Code), charge, preferential payment arrangement, equity, mortgage, pledge, objection, title defect, option, restrictive covenant, restriction on transfer, preferential agreement having the effect of constituting a security interest or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

     "Environmental Claim" shall mean any notice, claim, demand or other communication alleging liability for any compliance costs, cleanup costs, response, corrective action or other costs, or damages to natural resources or other property, personal injuries, fines or penalties, arising out of or resulting from (i) the presence, Release or threatened Release in or into the environment of Hazardous Material at any location or (ii) any violation of Environmental Law, including, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation, injunctive relief or natural resource damages resulting from the presence of Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law" shall mean any law, statute, ordinance, regulation, rule, decree, order, judgment, consent order, consent decree or other binding requirement and the common law relating to protection of public health or the environment, the Release or threatened Release of Hazardous Material, natural resources damages, or occupational safety or health.

     "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by a federal, state, local or foreign Governmental Authority pursuant to Environmental Law.

     "Employee Benefit Plans" shall have the meaning specified in Section 3.26(a) herein.

     "ERISA" shall have the meaning specified in Section 3.26(a) herein.

     "ERISA Affiliate" shall have the meaning specified in Section 3.26(a) herein.

     "Escrow Agent" shall have the meaning specified in Section 2.1(b) herein.

     "Escrow Agreement" shall have the meaning specified in Section 2.1(b) herein.

     "Escrow Amount" shall have the meaning specified in Section 2.1(b) herein.

     "GAAP" shall mean generally accepted accounting principles, as in effect from time to time and as adopted by the Company with the consent of its independent public accountants, consistently applied.


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                                      -4-


     "Governmental Approval" shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority.

     "Governmental Authority" shall mean any government or political subdivision thereof, including without limitation, any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, having jurisdiction over the matter or matters in question.

     "Hazardous Material" means any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product) subject to regulation or which can give rise to liability under Environmental Law.

     "Indemnity Notice" shall have the meaning specified in Section 7.4 herein.

     "Initial Consideration" shall have the meaning specified in Section 2.1(a) herein.

     "Intellectual Property" shall mean (i) patents, (ii) trademarks, (iii) copyrights, (iv) trade secrets and (v) software.

     "Key Employees" shall have the meaning specified in Section 5.4 herein.

     "Loss" shall mean any loss, liability, claim, damage or expense.

     "Material Adverse Effect" shall mean, with respect to any Person, an event or series of events having a material adverse effect on the business, condition (financial or otherwise), affairs, operations, liabilities, assets or properties of such Person or any of its subsidiaries, individually or taken as a whole.

     "Organizational Documents" shall mean, with respect to any Person, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

     "Pension Benefit Plans" shall have the meaning specified in Section 3.26(a) herein.

     "Person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government.


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                                      -5-


     "Pre-Closing Tax Liabilities" shall mean all Taxes of the Company to the extent that such Taxes are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (based on an interim closing of the books as of the end of the Closing Date), except for property or other ad valorem Taxes, which shall be pro rated on a daily basis.

     "Purchase Price" shall have the meaning specified in Section 2.1 herein.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating.

     "Rockwell Litigation" shall mean the claim of patent infringement from Rockwell International Corporation pertaining to its MOCVD wafer process patent and any future action suit or other proceeding relating thereto.

     "Seller" shall have meaning specified in the recitals hereof.

     "Shares" shall have the meaning specified in Section 2.1 herein.

     "Tax" or "Taxes" shall have the meaning specified in Section 3.18.

     "Tax Return" shall have the meaning specified in Section 3.18(c) herein.

     "Welfare Plans" shall have the meaning specified in Section 3.26(a) herein.

     "Year 2000 Compliant" means that the Company systems provide uninterrupted millennium functionality in that the systems will record, store, process and present calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality as the Company systems record, store, process and present calendar dates falling on or before December 31, 1999.

     1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     1.3. Other Definitional Provisions. The words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.


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                                      -6-


     1.4. Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.


                                   ARTICLE II

                    PURCHASE AND SALE OF SHARES; THE CLOSING


     2.1. Purchase and Sale. (a) Upon the terms and subject to the conditions hereof, at the closing referred to in Section 2.2 hereof, the Sellers are selling, assigning, transferring and delivering to the Buyer, and the Buyer is accepting and purchasing from the Sellers, free and clear of all Encumbrances, all of the outstanding Common Shares (the "Shares") of the Company for an aggregate purchase price of up to forty-five million dollars ($45.0 million) (the "Purchase Price"). The number of Common Shares being sold by each of the Sellers is set forth on Schedule I hereto. The Purchase Price will consist of a payment of twenty eight million dollars ($28.0 million) on the Closing Date (the "Initial Consideration") and an earn-out payment (the "Earn-Out Payment") of up to seventeen million dollars ($17.0 million). The Earn-Out Payment will be paid based upon and in accordance with formulas and instructions set forth in Exhibit B attached hereto and as illustrated on Exhibit C attached hereto.

     (b) The Purchase Price will be paid pro rata to the Sellers as set forth on
Schedule I hereto, provided that five million dollars ($5.0 million) (the "Escrow Amount") of the Initial Consideration will be paid into an escrow account to be held by First Union Corporation, as escrow agent (the "Escrow Agent") for twenty-four (24) months following the Closing Date and thereafter released to the Sellers to the extent not previously returned to Buyer as necessary to satisfy from time to time any indemnification claims that may arise under Article VII hereof all pursuant to an Escrow Agreement dated the date hereof in the form annexed hereto as Exhibit A (the "Escrow Agreement").

     2.2. The Closing. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof, but in no event later than the fifth Business Day after such satisfaction or waiver (or on such other date as shall be mutually agreed upon by the parties in writing). The time and date upon which the Closing occurs is herein called the "Closing Date."

     (b) At the Closing, (i) the Sellers shall deliver to the Buyer against payment of the Initial Consideration, less the Escrow Amount, one or more stock certificates repre-


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                                      -7-


senting the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer; (ii) the Buyer shall deliver (x) to the Sellers against delivery of the certificates representing the Shares the Initial Consideration, less the Escrow Amount, by wire transfer of immediately available funds to accounts designated by the Sellers in writing at least two Business Days prior to the Closing Date and (y) to the Escrow Agent the Escrow Amount; and (iii) each party to this Agreement shall deliver to the other parties such other documents as may be required to be delivered in accordance with this Agreement or as reasonably requested by such other parties.


                                   ARTICLE III

                         representATIONS and warrantIES
                                 OF THE SELLERS


     Except as set forth on Schedule II attached hereto, the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

     3.1. Title to the Shares. Each of the Sellers has the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer the Shares listed opposite such Seller's name on Schedule I hereto and Buyer will acquire at the Closing good and marketable title to the Shares free and clear of all Encumbrances.

     3.2. Seller Authorization. Each of the Sellers has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers, and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Sellers and no other proceedings (corporate or otherwise) on the part of any of the Sellers or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each of the Sellers, enforceable in accordance with its terms.

     3.3. Seller Consents and Approvals. The execution, delivery and performance of this Agreement by each Seller does not and will not, require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority on the part of the Company or any Seller.


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                                      -8-


     3.4. Seller Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the knowledge of Sellers, threatened against or affecting any of the Shares or any Seller's ability to consummate the transactions provided for by this Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting the Shares or directing that any of the material transactions provided for in this Agreement not be consummated as herein provided.

     3.5. Organization, etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of California and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted and as currently proposed to be conducted. The Company is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect on the Company.

     3.6. No Subsidiaries. There are no direct or indirect subsidiaries of the Company. The Company does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

     3.7. Authorization, etc. The Company has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other proceedings (corporate or otherwise) on the part of the Company (or its shareholders) or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. When executed by the Company, this Agreement will have been duly executed and delivered by the Company and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.8. No Violations. The execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby does not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of the Company,


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                                      -9-


(b) conflict with or violate any Applicable Law, (c) result in the creation of any Encumbrance on the Shares, except any created by the Buyer, (d) result in the creation of any Encumbrance on any assets of the Company or (e) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Company is a party or by which any of its respective assets or properties may be bound.

     3.9. Organizational Documents; Minutes. The Sellers have heretofore delivered to Buyer true, correct and complete copies of all Organizational Documents of the Company as in effect on the date hereof, (i) certified by the office of the Secretary of State of the state of California, to the extent such certification is available, and (ii) certified by the secretary of the Company for documents which are not certified by a Governmental Authority. The minute books of the Company heretofore delivered to Buyer contain true, correct and complete records of all meetings and actions in lieu of meeting of Boards of Directors and of its shareholders since the time of its respective organization and accurately reflect all transactions referred to in such minutes and actions in lieu of meeting. The stock ledger of the Company is true, correct and complete.

     3.10. Capitalization. (a) The authorized capital stock of the Company consists solely of two million Common Shares of which 1,120,433 are issued and outstanding on the date hereof and 420,000 Preferred Shares of which no shares have been issued. Schedule I hereto sets forth a true and complete list of all of the Company's Shareholders, the number and class of shares owned by such Shareholder and such Shareholder's percentage interest in the Company. All of the issued and outstanding Common Shares are validly issued, fully paid and non-assessable and free of preemptive rights.

     (b) There are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any character (either firm or conditional) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Common Shares, or any securities exchangeable for or convertible into Common Shares or obligating the Company to grant, extend or enter into any such agreement, arrangement, requirement or commitment, nor are there any rights to receive dividends or other distributions in respect of any such securities. Section 3.10(b) of
Schedule II sets forth the names of the holders of all options, warrants and other securities convertible into Common Shares, the dates granted/issued, the number of Common Shares subject to such option, warrant or conversion, the expiration date and the exercise or conversion price. All Common Shares issuable as set forth in section 3.10(b) of Schedule II shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable.

     3.11. Compliance. The Company is not in violation of any term or provision of (a) its Organizational Documents, (b) any agreement or instrument to which the Company is a party or by which it or its assets are bound, including any existing license to conduct business, note, bond, mortgage, indenture, contract, lease, permit, franchise or other instrument, where such violation would have a Material Adverse Effect (c) any Applicable Law where such violation would have a Material Adverse Effect.

     3.12. Consents and Approvals. The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority on the part of the Company or any Seller.

     3.13. Other Shareholders' Agreements. There are no agreements, arrangements or understandings (whether oral or written) among the shareholders of the Company with respect to the holding, voting or transfer or otherwise with respect to any securities of the Company. On the date hereof, no shareholder of the Company or any other Person has any right of first refusal or preemptive rights in connection with the sale of the Shares or any other securities of the Company.

     3.14. Financial Information. (a) The audited consolidated balance sheet of the Company as of December 31, 2000, and the related statements of income, retained earnings and changes in financial position for the nine months ended December 31, 2000 , including footnotes thereto, certified by Altschuler, Melvoin & Glasser LLP, independent certified public accountants ("AM&G"), (the "Balance Sheet"), all of which have been delivered to the Buyer, fairly present the financial condition and results of operations of the Company as of such date and for such respective periods in accordance with GAAP applied consistently throughout the periods covered thereby. Copies of such financial statements are attached hereto as Schedule 3.14(a).

     (b) The Company has provided to the Buyer projections of future consolidated financial condition and results of operations of the Company for the 2001 and 2002 fiscal years. Copies of such projections are attached hereto as Schedule 3.14(b). The projections have been prepared in good faith by the Company and the Sellers.

     3.15. Absence of Undisclosed Liabilities. The Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) subsequent to the Decem-


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                                      -11-


ber 31, 2000 except for liabilities or obligations that were incurred in the ordinary course of business consistent with past practice, which would, in the aggregate, not have, or be reasonably expected to have, a Material Adverse Effect on the Company.

     3.16. Absence of Changes. Since December 31, 2000 (a) the Company has been operated only in the ordinary course of business consistent with past practice,
(b) there has been no change in the business, condition (financial or otherwise), affairs, operations, assets or properties of the Company, other than changes in the ordinary course of business which have not had, or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company, (c) no dividends or other distributions have been declared, paid or set aside for payment by the Company to its shareholders and, (d) the financial statements and accounting of the Company have been kept in the ordinary course of business in accordance with GAAP and there have been no adjustments greater than $25,000 from the December 31, 2000 Balance Sheet except as set forth on
Schedule 3.16 attached hereto.

     3.17. Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the knowledge of the Sellers, threatened against or affecting the Company, or any of its properties, revenues or assets, which could reasonably be expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions provided for by this Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting the Company, any of its properties, revenues or assets that has or could have a Material Adverse Effect on the Company or directing that any of the material transactions provided for in any of this Agreement not be consummated as herein or therein provided.

     3.18. Taxes. (a)(i) The Company has prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed on or prior to the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company, and each such Tax Return is complete and correct in all material respects; (ii) the Company has timely paid all Taxes due and payable by it through the date hereof and has made adequate provision for all Taxes attributable to any taxable period (or portion thereof) ending on or prior to the date hereof that are not yet due and payable; (iii)
Schedule 3.18(a)(iii) provides a list of those Tax Returns referred to in clause
(i) for which the period for assessment of Taxes has not expired and for which an audit or examination by the Internal Revenue Service or appropriate state, local or foreign taxing authority, (1) has been conducted and fully resolved and
(2) has or has not been conducted and has not been fully resolved; (iv) the Company has withheld and paid to the appropriate governmental authorities in a timely manner all Taxes required to have been withheld by it through the date hereof; (v) all deficiencies or assessments asserted in writing against the Company by any taxing authority have been paid or fully and finally settled, and, to the best knowledge of the Company or any of the Sellers, no issue previously raised in writing by any such taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the date hereof); (vi) the Company is not presently under examination or audit by any taxing authority, and the Company has not received written notice of any pending examination or audit by any taxing authority; (vii) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed;
(viii) no liens have been filed with respect to any Taxes of the Company, other than liens in respect of property taxes not yet due and payable; (ix) the Company has not made or agreed to make, or was or is required to make, any change in its accounting methods that would result in an adjustment pursuant to
Section 481 of the Code (or any similar provision of state, local or foreign law); (x) the Company is not a party to any tax sharing, tax matters, tax indemnification or similar agreement; (xi) from April 1, 2000 through and including the day before the Closing Date, the Company has qualified as an "S Corporation," as defined in Section 1361 of the Code and has been taxable as an S corporation for federal, state and local income tax purposes; (xii) the Company has not made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law); (xiii) the Company has not ever been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose; (xiv) the Company has not requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority;
(xv) no claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (xvi) the Company does not have any liability for the Taxes of any person under United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (xvii) the Company has never been required to account for any transaction pursuant to Section 467 of Code.

     (b) For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. ss. 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

     (c) For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     3.19. Governmental Approvals. (a) There are no Governmental Approvals that the Company is required to obtain under Applicable Law in connection with the carrying on of the Business of the Company as it is presently carried on and is currently contemplated to be carried on except where the failure to obtain such would not have a Material Adverse Effect.

     (b) Each of the Governmental Approvals set forth in Section 3.19(a) of
Schedule II, has been duly obtained or made, is validly issued, is in full force and effect, and is free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect on the Company or which the Company could not reasonably be expected to be able to satisfy and which would have such Material Adverse Effect. The Buyer has received a true and complete copy of each Governmental Approval that is set forth on section 3.19(a) of Schedule II.

     3.20. Title to Properties; Liens. The Company has good and marketable title to, or a valid leasehold interest in, all of its properties and assets of every kind, nature and description, personal, real or mixed, tangible or intangible and wherever situated, including the properties and assets reflected in the last audited financial statements for the nine months ended December 31, 2000 (except properties and assets disposed of since such date in the ordinary course of business, consistent with past practice), none of such properties or assets is subject to any Encumbrances except for Encumbrances that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by the Company of the property subject thereto or otherwise materially affect or impair the condition (financial or otherwise) of the Company, and such properties and assets are all the properties and assets necessary to operate the Business. No Person other than the Company has any right to use or have possession of any of the properties or assets used in the conduct of the business of the Company. The Company enjoys peaceful and undisturbed possession under all leases used in its operations; and all such leases are valid and in full force and effect.

     3.21. Intellectual Property. (a) Section 3.21 of Schedule II hereto contains a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the owned Intellectual Property (excluding the trade secrets), (ii) licenses and (iii) other owned Intellectual Property material to the Business (excluding trade secrets).

     (b) The operation of the Business as currently conducted or as currently contemplated to be conducted, the use of the owned Intellectual Property and licensed Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no actions are pending or threatened against the Company alleging any of the foregoing.

     (c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the owned Intellectual Property and licenses, and the Company is entitled to use the owned Intellectual Property and licensed Intellectual Property in the ordinary course of the Business as presently conducted or as currently contemplated to be conducted.

     (d) The owned Intellectual Property and licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct thereof. The owned Intellectual Property and, to the knowledge of the Sellers, the licensed Intellectual Property are subsisting, valid and enforceable and have not been adjudged invalid or unenforceable in whole or part.

     (e) No actions, proceedings or regulatory investigations, including interferences or opposition proceedings, have been asserted, are pending or, to the knowledge of the Sellers, are threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the owned Intellectual Property or licensed Intellectual Property, (ii) alleging that any services provided by, processes used by or products manufactured or sold by the Company in connection with the Business infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

     (f) To the knowledge of the Company and the Sellers, no person is engaging in any activity that infringes the owned Intellectual Property or licensed Intellectual Property. The Company has not granted any license or other right to any third party with respect to the owned Intellectual Property or licensed Intellectual Property.

     (g) To the knowledge of the Company and the Sellers (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Business, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

     (h) Except as would not have a Material Adverse Effect, all Company Systems are Year 2000 Compliant.

     3.22. Environmental Matters. (a) The Company and its Business, operations and real properties are in compliance in all material respects with, and the Company has no material liability under, Environmental Law. The Company has obtained all Environmental Permits currently required for the conduct of its Business and operations, and the ownership, operation and the use of its assets under Environmental Law. All such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Company, no material expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits in connection with the continued conduct of the Business as currently conducted during the next five years.

     (b) (i) There is no material Environmental Claim pending or, to the knowledge of the Sellers, threatened, against the Company or relating to the real property or operations of the Company, (ii) to the knowledge of Sellers, there are no actions, activities, circumstances, conditions, events or incidents including, without limitation, the Release, transportation, treatment, storage, recycling or reclamation of Hazardous Material at any location that could reasonably be expected to form the basis of any material Environmental Claim against the Company and (iii) no lien has been recorded under Environmental Law against any property, asset or facility owned, leased or operated by the Company.

     (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by the Company, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under Environmental Law.

     (d) (i) No property or facility presently owned, leased or operated by the Company, (ii) to the knowledge of the Sellers, no property or facility formerly owned, leased or operated by the Company and (iii) to the knowledge of Sellers no property or facility at which Hazardous Material of the Company has been recycled, stored, treated or disposed of has been listed or proposed for listing on the National Priorities List or on the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or on any comparable list established under Environmental Law including, without limitation, any such list relating to petroleum.

     (e) There has been no Release of Hazardous Material on, at, under or from any real property or facility presently or, to the knowledge of the Sellers formerly owned, leased or operated by the Company or its predecessors in interest that could reasonably be expected to have a Material Adverse Effect.

     (f) The Company is not obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, in each case, which could reasonably be expected to have a Material Adverse Effect.

     (g) The Sellers have made available to Buyer all material records and files including, without limitation, all assessments, reports, studies, audits, analyses, tests and data, in the possession, custody or control of, or otherwise reasonably available to, the Sellers concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at facilities or properties currently or formerly owned, operated or leased by the Company.

     3.23. Material Contracts. (a) The Company is not a party to or bound by:

          (i) any contract which could reasonably be likely to result in liability of more than $25,000 beyond December 31, 2000;

          (ii) any consignment, distributor, dealer, manufacturers representatives, sales agency, advertising representative or advertising or public relations contract;

          (iii) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

          (iv) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing); or

          (v) any agreement containing competitive restraints on the ability of the Company to purchase supplies or to sell any products.

     (b) All agreements, arrangements, understandings and contracts listed on
Section 3.23 of Schedule II are valid and binding obligations, in full force and effect in all respects and are being performed in accordance with their terms in all material respects. The parties to the agreements, arrangements, understandings and contracts listed on
Schedule 3.23 are in compliance in all material respects with the terms thereof.

     3.24. Insurance; Bank Accounts. (a) The Company is insured with the insurers listed on Schedule 3.24(a) with respect to the matters set forth on
Schedule 3.24(a). All such insurance is in full force and effect. The Company is not in default thereunder and all claims thereunder have been correctly filed in a due and timely manner. A list of all insurance policies held by the Company is set forth on Schedule 3.24(a).

     (b) Bank Accounts. Schedule 3.24(b) sets forth a complete list of the name and address of each bank and brokerage firm with which the Company has any accounts, safe deposit boxes, lock boxes or vaults, the account numbers relating thereto, and the names of all persons authorized to deal with such accounts or to have access to such boxes or vaults.

     3.25. Labor Agreements and Actions; Employee Matters. (a) There is no complaint, grievance, strike or other collective labor dispute, slowdown or stoppage involving the Company pending or, to the knowledge of Sellers, threatened. The Company has been and is in compliance with all applicable laws including, without limitation, those laws respecting employment and employment practices, child labor, terms and conditions of employment, pay equity and wages and hours and has not engaged in any unfair labor practices.

     (b) There are no employment, consulting or severance agreements in effect. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any director, officer, consultant, employee or shareholder thereof.

     (c) There are no collective bargaining, severance or similar agreements with any labor union. No action is pending or threatened with respect to union representation of the employees of the Company. No collective bargaining agreement is currently being negotiated by the Company.

     (d) Schedule 3.25(d) sets forth the name, place of employment, current annual salary rate and bonuses, and benefits, payable to each salaried employee, officer, director or consultant to the Company.

     3.26 Employee Benefit Plans; ERISA. (a) There are no "employee pension benefit plans" as defined in Section

3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plans"), "welfare benefit plans" as defined in
Section 3(1) of ERISA ("Welfare Plans") or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, employment or consulting agreement, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of their ERISA Affiliates (as hereinafter defined), or as to which the Company or any of its ERISA Affiliates otherwise may have any material liability (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m), (o) or (t) of the Code including the Company.

     (b) The Company and each of the Pension Benefit Plans and Welfare Plans, are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws in connection with the Employee Benefit Plans.

     (c) All material amounts of contributions to, and payments from, the Pension Benefit Plans that are required to have been made in accordance with the Pension Benefit Plans have been timely made.

     (d) Any Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) There are (i) no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation ("PBGC")) involving the Pension Benefit Plans or Welfare Plans of which the Company has been notified or has knowledge, and (ii) no pending or, to the knowledge of Sellers, threatened claims (other than routine claims for benefits or relating to Qualified Domestic Relations Orders as defined in Section 414(p) of the Code), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, nor, to the best of the Company's knowledge, are there any facts that would reasonably be expected to give rise to any material liability.

     (f) Neither the Company nor, to the knowledge of Sellers, any employee of the Company, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a material tax or penalty on the Company or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA.

     (g) Neither of the Company nor any of its ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

     (h) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur any material amount of liability under Title IV of ERISA.

     (i) Neither the Company nor any of its ERISA Affiliates has material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

     (j) Each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to the Buyer: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and Material Modifications, (iii) the most recent Forms 5500, if applicable, (iv) the most recent IRS determination letter, if applicable and (v) the most recent actuarial report or valuation with respect to each Pension Benefit Plan subject to Title IV of ERISA.

     (k) The Welfare Plans maintained by the Company do not provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under applicable state law or Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company and any ERISA Affiliates which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the "COBRA" notice and continuation requirements.

     (l) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company.

     (n) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

     (o) The Company does not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

     3.27. Certain Transactions. The Company is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any Person in which any Affiliate, shareholder, officer or director of the Company owns directly or indirectly, or controls any equity interest.

     3.28. Disclosure. Neither this Agreement nor any other agreement, document, certificate or instrument delivered to the Buyer by or on behalf of the Sellers or the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or any other document delivered pursuant hereto, not misleading.

     3.29. Brokers. Except for Powerscourt Partners, the Sellers represent that neither the Company nor any of its Affiliates nor the Sellers have engaged any broker or finder in connection with this Agreement and the transactions contemplated hereby; the Sellers will hold Buyer harmless from any claim, demand or liability for any broker's, finder's or similar fees alleged to have been incurred by the Company or any of its officers, directors or employees or Affiliates or the Sellers in connection with this Agreement or the transactions contemplated hereby (including but not limited to any fees owed by the Sellers, the Company and their Affiliates to Powerscourt Partners).

     3.30. Customers and Suppliers. (a) The attached Schedule 3.30 lists those customers of the Company that each comprise 5% or more of the Company's net sales for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales of the Company's business attributable to such customer.

     (b) Since December 31, 2000, (i) no material supplier of the Company has informed the Company that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and (ii) no customer listed on Schedule 3.30 has in-formed the Company that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

     3.31. Receivables. Except to the extent, if any, reserved for on the December 31, 2000, Balance Sheet or listed on Schedule 3.16 attached hereto, all receivables reflected on such Balance Sheet or Schedule 3.16 arose from, and the receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with the Sellers, the Company and in the ordinary course of business consistent with past practice and, except as reserved against on such Balance Sheet or listed on Schedule 3.16, constitute or will constitute, as the case may be, only valid, undisputed and collectible claims of the Company not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All receivables reflected on such Balance Sheet except as listed Schedule 3.16 arising from the date thereof are collectible, without resort to litigation or extraordinary collection activity, within 120 days of the Closing Date.

     3.32. Inventories. (a) Subject to amount reserved therefor on the December 31, 2000 Balance Sheet or listed on Schedule 3.16 attached hereto, the values at which all inventories are carried on such Balance Sheet reflect the historical inventory valuation policy of the Company of stating such inventories at the lower of cost (determined on the first-in, first-out method) or market value. The Company has good and marketable title to the inventories free and clear of all Encumbrances. The inventories do not consist of any items held on consignment to the Company. The Company is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since such Balance Sheet Date. The Company has not acquired or committed to acquire or manufacture inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sales practices, (iii) increases to reflect any increase in the cost thereof to the Company and (iv) increases and reductions made with the written consent of the Buyer. The Company maintains no warehouses and other facilities in which the inventories are located other than its manufacturing facility in Camarillo, California.

     (b) The inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. The inventories reflected on such Balance Sheet were as of the date of such Balance Sheet salable at values not less than the respective book value amounts shown on such Balance Sheet. The value of all items of obsolete, damaged and slow-moving materials and of materials of below standard quality has been written down to realizable market value or has been adequately reserved for on such Balance Sheet.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER


                  Buyer represents and warrants to the Sellers as follows:

     4.1. Organization, etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted. Buyer is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect on Buyer.

     4.2. Authorization, etc. Buyer has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and, no other proceedings (corporate or otherwise) on the part of Buyer or the Sellers or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby by Buyer. This Agreement will have been duly executed and delivered by Buyer and will constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors' rights and remedies generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4.3. No Violations. The execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of Buyer, (b) conflict with or violate any Applicable Law, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Buyer is a party or by which its assets or properties may be bound, excluding from such clauses (b) and (c), such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect or that would not adversely affect, in a material respect, the ability of the Buyer to consummate the transactions provided for by this Agreement.

     4.4. Brokers. Buyer represents that it has not nor have any of its Affiliates engaged any broker or finder in connection with this Agreement and the transactions contemplated hereby, and Buyer will hold Sellers harmless from any claim, demand or liability for any broker's, finder's or similar fees alleged to have been incurred by Buyer or any of its officers, directors or employees or Affiliates in connection with this Agreement or the transactions contemplated hereby.

     4.5. Consents and Approvals. The execution, delivery and performance of this Agreement by the Buyer does not and will not require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority, except with respect to any third party as would not have a Material Adverse Effect.


                                    ARTICLE V

                                CERTAIN COVENANTS


     The Buyer and the Company agree and the Sellers, as the case may be, agree to take all actions to cause the Company to act in the following manner:

     5.1. Conduct of Business by the Company. Prior to the Closing Date, except as agreed to in writing by Buyer, Sellers and the Company covenant that:

          (a) the business of the Company shall be conducted only in the ordinary and usual course and in a manner consistent with past practice and the Company and the Sellers shall use their reasonable efforts to (i) preserve the Company's present business organization intact; (ii) keep available to the Buyer the services of the Company's present officers and employees; and (iii) preserve present relationships with the Company's customers and suppliers;

          (b) the Company shall not: (i) sell or pledge or agree to sell or pledge any stock, partnership interests or other equity interests owned by it; (ii) amend any Organizational Document; or (iii) split, combine or reclassify any Common Shares or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property or redeem or otherwise acquire any Common Shares;

          (c) the Company shall not authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock, partnership interests or other equity interests of any class (whether through the issuance or granting of options, convertible securities, warrants, commitments, subscriptions, rights to purchase or otherwise);

          (d) other than in the ordinary course of business consistent with past practice, the Company shall not: (i) sell, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets other than
     (A) sales or dispositions of immaterial personal property and (B) any other individual sale or disposition or series of related sales or dispositions involving assets with book values of $5,000 or less in the aggregate; (ii) acquire or enter into an agreement to acquire additional assets involving the payment of consideration of $5,000 or more; (iii) assume, endorse, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; or (v) fail to maintain adequate insurance consistent with past practices for their businesses and properties;

          (e) the Company shall not: (i) enter into any other contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company; (ii) enter into any agreement or series of related agreements which may result in total payments or liability by or to it of $25,000 or more except in the ordinary course of business; or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent audited financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice (including in connection with the settlement of any claims arising out of litigation for which reserves have been established);

          (f) the Company shall not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

          (g) the Company shall not change its accounting methods, principles or practices except as required by GAAP;

          (h) the Company shall not settle or compromise any federal, state, local or foreign Tax liability, make any new Tax election, revoke or modify any existing Tax election, or make, request or consent to a change in any method of Tax accounting, except as otherwise expressly required or permitted elsewhere in this Agreement;

          (i) the Company shall not make or grant pay raises, bonuses or awards or severance to any officer, director or employee.

     5.2. Access. (a) The Company shall permit any authorized representatives designated by the Buyer, without expense to the Company, to visit and inspect any of the assets or properties of the Company, including books of account, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives of Buyer the affairs, finances and accounts of the Company, whether or not a representative of the Company is present), all at such reasonable times and as often as may be reasonably requested.

     (b) Buyer agrees that it shall not use for its own benefit in a manner adverse to the Company and shall take reasonable steps to prevent disclosure of, any confidential information that it receives, and shall use at least the same degree of care to avoid disclosure of such information as it uses with respect to its own confidential information; provided, however, that Buyer shall have no obligations hereunder with respect to information which (i) is known by Buyer on a non-confidential basis at the time of disclosure by the Company, (ii) is at the time of disclosure, or comes thereafter, publicly available other than pursuant to a breach of this subsection by Buyer, (iii) is received from a third party without restriction on further disclosure, (iv) is independently developed by Buyer, or (v) is requested or required to be disclosed by self-regulatory organizations or by Applicable Law on request of any Governmental Authority. In the event of clause (v) of this subsection, Buyer will give prior notice to the Company of such disclosure in order to enable the Company to seek a protective order or other remedy or to waive compliance with this subsection.

     5.3. Covenant Against Competing Economic Interests. (a) In partial consideration of the payments made to the Sellers hereunder, for a period of two
(2) years following the Closing Date, the Sellers shall not, directly or indirectly, as principal, agent, advisor, consultant, trustee, director or employee, own, manage, operate, control, participate in or render services for any business, firm, sole proprietorship, or other entity engaged in a business competing with the Business conducted by the Company prior to the Closing (a "Restricted Business") nor will any Seller, in any matter related to a Restricted Business, call upon, solicit, advise, or attempt to do business with any customer of the Company or interfere with the business of the Company with respect to any customers or suppliers of the Company, provided, however, that the foregoing restriction shall not apply to the Key Employees (as defined below) in the event of their involuntary termination "without cause" (as defined in the Employment Contracts (as defined below)). Nothing in this Section 5.3 shall prohibit Sellers and their Affiliates from acquiring or holding (beneficially or of record) as a passive investor not more than an aggregate of 1% of any class of publicly traded equity securities of any entity engaged in a Restricted Business. In addition, each Seller shall neither directly nor indirectly, through an Affiliate or otherwise, except with the prior written consent of Buyer, knowingly employ or solicit the employment of any employee of the Company or Buyer or any of their Affiliates for a period of two (2) years following the Closing Date. The term "solicit the employment" shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company or Buyer.

     (b) If any provision of this Section 5.3 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

     (c) Since a violation of this Section 5.3 will result in irreparable harm to the Business and Buyer, for which money damages alone would not adequately compensate, if the Sellers or an Affiliate of the Sellers violate any of the provisions of this Section 5.3, Buyer shall be entitled to (i) an injunction restraining the commission or continuation of any violation of this Section 5.3 by such Person, or any other appropriate decree of specific performance; and
(ii) after written notice of such alleged violation has been provided to such Seller and Seller has failed to cure such violation within ten business days after receipt of such notice, an automatic forfeiture to the Buyer of the breaching Seller's pro rata portion of the Escrow Account pursuant to the terms of the Escrow Agreement. Such remedies shall not be exclusive and shall be in addition to any other remedy which Buyer may have as provided for in this Agreement.

     (d) For purposes of this Section 5.3, each of the law practice of Anderson, Krehbiel, McCreary & Bryan and the certified public accountant and financial planning practice of J. Michels Davis shall not be a Restricted Business and the rendering of services to or the doing of business with a Restricted Business or any customers or suppliers of the Company in connection therewith shall not be a violation of this Section 5.3. Notwithstanding the foregoing, the rendering of financial planning services by J. Michels Davis to any Restricted Business which would have the effect of directly assisting such Restricted Business to compete with the Business of the Company as conducted prior to the Closing Date shall be a violation of this Section 5.3.

     (e) For the purposes of this Section 5.3, Opto Diode Corporation of Thousand Oaks, California which is owned and operated by Dr. James C. Kim and which is engaged in the manufacture and sale of LED products which are non-competitive with the Business of the Company shall not be a Restricted Business and the rendering by Opto Diode Corporation of services to or the doing business with a Restricted Business or any customers or suppliers of the Company shall not be a violation of this Section 5.3 unless and until Opto Diode Corporation shall engage in the manufacture and/or sale of products which compete in the marketplace with the products or Business conducted by the Company prior to the Closing Date.

     5.4. Employment Contracts. On the Closing Date, Buyer will enter into employment contracts (the "Employment Contracts") in the form annexed hereto in Exhibits 5.4(a) and 5.4(b), with Douglas Holmes ("Holmes") and Hidehiko Kuwamoto ("Kuwamoto," and together with Holmes, the "Key Employees"), respectively.

     5.5. Best Efforts. Each of the Sellers, the Company and Buyer shall use their respective best efforts to consummate the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein, including cooperating to obtain all necessary governmental and other consents.

     5.6. Filings and Notices; Approvals and Consents. (a) Each party hereto shall, as promptly as practicable after the execution and delivery of this Agreement, make or give all governmental filings and governmental and third-party notices required to be made or given by each party, if any, in order for such party to consummate the transactions contemplated by this Agreement. Any such filing, and any supplemental information requested by the relevant Governmental Authority in connection therewith, shall be in substantial compliance with the requirements of such Governmental Authority. Each party hereto will keep each other party hereto apprised of the status of the governmental approval process and of any communications with, and any inquiries or requests for additional information from, the relevant governmental authority, and the Company will comply promptly with any such inquiry or request. The Company will use its reasonable best efforts to obtain all such Governmental Approvals and third-party consents.

     (b) Sellers shall, and shall cause the Company to, furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of any filing or submission to be made by Buyer.

     5.7. Notification of Certain Matters. Sellers shall, and shall cause the Company to give prompt notice to Buyer and Buyer shall give prompt notice to Sellers and the Company of the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of Sellers, the Company or Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing as the case may be, or (ii) Sellers, the Company or Buyer, as the case may be, to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.8. Director and Officer Resignations. The Company will deliver signed resignations of its then directors and officers to the Buyer at the Closing.

     5.9. Seller and Buyer Covenants with Respect to Earn-Out.

     (a) Sellers shall not, directly or indirectly, influence, affect or otherwise interfere with the Company's sales to artificially inflate the Company's Revenue and Gross Margin calculations (each as defined in Exhibit B hereto) in connection with the Earn-Out Payment; and

     (b) Buyer shall use its best efforts without order pull-ins to comply with the covenants of Buyer set forth under the "Proposed Revenue/Profitability Matrix" attached hereto as Exhibit C.


                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING


     6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

          (a) Consents, Approvals. Each party shall have received all consents, approvals, authorizations, or other actions by, or filings with or notifications to, any third party or any Governmental Authority set forth in sections 3.12 and 3.19(a) of Schedule II and made all such filings and declarations, as may be required to consummate the transactions contemplated by this Agreement.

          (b) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

     6.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

          (a) Sellers' Obligations Performed. The Sellers shall have performed in all material respects their respective obligations under this Agreement required to be performed by them on or prior to the Closing Date;

          (b) Sellers' Representations and Warranties True. Each of the representations and warranties of the Sellers contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and on and as of the Closing Date as if made on and as of such time (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date);

          (c) Company's Obligations Performed. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

          (d) Key Employees. Key Employees shall have entered into the Employment Contracts.

          (e) Opinion of Counsel. Buyer shall have received an opinion of counsel to the Sellers, addressed to the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer;

          (f) Officers Certificate. The Company shall have delivered to Buyer the resolutions of the Company's Board of Directors, certified by the Secretary of the Company authorizing it to enter into this Agreement, and the documents evidenced by the Exhibits and Schedules hereto, and to consummate the transactions and perform the obligations contemplated hereunder and thereunder. In addition, the Company shall have delivered to the Buyer a certificate, dated the Closing Date, certified by the chief executive officer of the Company to the effect that all conditions set forth in this Section 6.2 that have not otherwise been waived by the Buyer have been satisfied;

          (g) Directors and Officers Resignations. Buyer shall have received resignation letters from the existing directors and officers of the Company;

          (h) Shareholder Agreements. All shareholder agreements among the Sellers shall have been terminated.

          (i) FIRPTA Certificate. Each Seller shall have provided a certificate to the Buyer stating, under penalty of perjury, such Seller's United States taxpayer identification number and that such Seller is not a foreign person (within the meaning of Treas. Reg. 1.1445-2(b)).

          (j) Environmental Audit. Buyer shall have received an environmental assessment conducted by an independent environmental consultant reasonably acceptable to the Seller and concerning the real property, facilities and operations of the Company, the findings and conclusions of which are satisfactory in all material respects to the Buyer (the "Environmental Assessment"). The Sellers shall provide the Buyer and its agents and representatives reasonable access to the real property and facilities for this purpose. The costs of such Environmental Assessment shall be paid for by the Company. The Environmental Assessment may include, without limitation, a visual inspection of the said real property, facilities and operations; interviews with representatives of the Company and, with the consent of the Sellers, representatives of environmental regulatory authorities knowledgeable about the said real property, facilities and operations, both current and historic, and knowledgeable about Environmental Law, Environmental Permits and Hazardous Material; review of Company records, correspondence and other documents concerning matters of Environmental Law, Environmental Permits and Hazardous Material; review of publicly available information; and to the extent deemed necessary or appropriate in the Buyer's judgment to evaluate the environmental condition of the Company's operations and properties and with the consent of the Sellers, such consent not to be unreasonably withheld, sampling and laboratory analysis of soil and/or groundwater at, about or emanating from the said real property. Such audit shall reflect no material potential Environmental liability for the Company and/or its facilities.

     6.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the transactions to be effected by them at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

          (a) Buyer's Obligations Performed. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

          (b) Key Employees. Buyer shall have entered into the Employment Contracts;

          (c) Officer's Certificate. Buyer shall have delivered to the Seller Representative the resolutions of Buyer's Board of Directors, certified by the Secretary of Buyer authorizing it to enter into this Agreement, and the agreements or documents evidenced by the Exhibits and Schedules hereto and to consummate the transactions and perform the obligations contemplated hereunder and thereunder. In addition, Buyer shall have delivered to the Company a certificate, dated the Closing Date, certified by the chief executive officer of Buyer to the effect that all conditions set forth in this
     Section 6.3 that have not otherwise been waived by the Company have been satisfied;

          (d) Opinion of Counsel. The Sellers shall have received an opinion of counsel to the Buyer, addressed to the Sellers, dated as of the Closing Date, in form and substance satisfactory to the Sellers; and

          (e) No Legal Impediment. No legal impediment to the consummation of the transactions contemplated by this Agreement shall have arisen in the judgment of the Sellers.

          (f) Buyer's Representations and Warranties True. Each of the representations and warranties of the Buyer contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and on and as of the Closing Date as if made on and as of such time (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).


                                   ARTICLE VII

                                 INDEMNIFICATION


     7.1. Indemnification by Sellers. (a) The Sellers jointly and severally, hereby agree to indemnify, defend and hold Buyer and its Affiliates and their respective officers, directors and employees (the "Buyer Indemnified Parties") harmless, from and against any Loss to the extent such Loss arises from or in connection with:

          (i) any breach by Sellers or the Company of any representation or warranty contained in this Agreement or any other agreement or documents delivered in connection herewith, which representations and warranties shall for purposes of this subsection 7.1(a) be deemed to have been made at and as of the Closing Date;

          (ii) any breach by Sellers or the Company of any of its covenants contained in this Agreement (including, but not limited to, a breach of Section 5.3 hereof) or any other agreement or documents delivered in connection herewith;

          (iii) any litigation, proceeding or claim by any third party relating to events that occurred prior to the Closing Date; provided however, there shall be no indemnification for any Losses arising out of any such litigation, proceeding or claim based on a representation and warranty of the Company or the Sellers contained in this Agreement that are not breached; and

          (iv) any Pre-Closing Tax Liabilities, other than those Taxes that are specifically accrued on the December 31, 2000 balance sheet.

An indemnification payment under this clause (a) shall be reduced by any net Tax benefits actually realized in the year of payment of the indemnification payment by the Company or Buyer as a result of amounts paid pursuant to this Section 7.1 (as reasonably determined by the Buyer); it being understood that (I) Buyer shall provide a written description setting forth its methodology for computing any net Tax benefits actually realized and (II) nothing in this clause (a) shall give the Sellers or their representatives the right to review any Tax Returns, work papers or books and records of Buyer.

     (b) Notwithstanding the foregoing, the indemnifications in favor of the Buyer Indemnified Parties contained in Section 7.1(a); (x) shall not be effective until the aggregate dollar amount of all Losses indemnified under this
Section 7.1 exceeds $125,000 (the "Sellers' Threshold Amount"), (y) shall not cover aggregate Losses indemnified against under this Section 7.1 in excess of the Initial Consideration plus any payments made by Buyer to Sellers pursuant to the Earn-Out Payments (the "Sellers' Cap Amount"), with no Seller being liable for an amount in excess of such Seller's pro rata portion of the Sellers' Cap Amount as set forth on Schedule I hereto and (z) shall not be effective with respect to claims in connection with the Rockwell Litigation for amounts of Losses up to the reserved amount on the Balance Sheet specified in Section 3.17 of Schedule II and said Losses up to such specified amount shall not be charged against Sellers' Threshold Amount; provided, however, that any Losses relating to the Rockwell Litigation in excess of such specified amount shall be subject to indemnification claims and chargeable against Sellers' Threshold Amount.

     (c) Notwithstanding the foregoing, no Seller shall be liable for any aggregate Losses in excess of the Escrow Amount ("Excess Losses") except to the extent of such Seller's pro rata portion of such Excess Losses.

     (d) Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.1, except for equitable remedies available to Buyer for a breach by the Sellers of Section 5.3 hereof.

     (e) Notwithstanding the provisions of section 7.1(b)(X), Seller's Threshold Amount of $125,000 shall be increased (x) by the amount by which the actual Losses incurred in connection with the Rockwell Litigation, if any, are less than the reserved amount on the Balance Sheet specified in Section 3.17 of
Schedule II and (y) by 50% of the amount of any tax refunds received by the Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date.

     7.2. Indemnification by Buyer. (a) Buyer hereby agrees to indemnify Sellers, the Company and their respective Affiliates and their respective officers, directors and employees (the "Seller Indemnified Parties") against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with:

          (i) any breach by Buyer of any representation or warranty contained in this Agreement or any other agreement or document delivered in connection herewith;

          (ii) any breach by Buyer of any covenant contained in this Agreement or any other agreement or document delivered in connection therewith; and

          (iii) any litigation, proceeding or claim by any third party relating to events that occurred subsequent to the Closing Date.

An indemnification payment under this clause (a) shall be reduced by any net Tax benefits actually realized by the Sellers as a result of amounts paid pursuant to this Section 7.1 (as reasonably determined by the Sellers); it being understood that (I) the Sellers shall provide a written description setting forth their methodology for computing any net Tax benefits actually realized and
(II) nothing in this clause (a) shall give Buyer or its representatives the right to review the Tax Returns, work papers or books and records of the Sellers.

     (b) Sellers acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7.2.

     7.3. Termination of Indemnification. (a) Buyer Indemnified Parties shall not be entitled to indemnification from the Sellers under Section 7.1 hereof with respect to an indemnity claim by Buyer, if Buyer shall not have delivered to Seller Representative (in accordance with the notice requirement in Section
7.4 hereof) written notice of such indemnity claim for an indemnified Loss

          (x) in the case of a claim under Section 7.1(a)(i) hereof resulting from a breach of a representation or warranty contained in Sections 3.1 through 3.17, 3.19, 3.20, 3.21, 3.23 through 3.32 or a claim under Section 7.1(a)(ii), on or before the second anniversary of the Closing Date; notwithstanding the foregoing, in the case of a breach of a representation or warranty contained in Section 3.21 relating to the Rockwell Litigation, on or before the fifth anniversary of the Closing, or

          (y) in the case of a claim under Section 7.1(a)(i) hereof resulting from a breach of a representation or warranty contained in Section 3.22, or a claim under 7.1(a)(iii) on or before the fifth anniversary of the Closing or

          (z) in case of a claim under Section 7.1(a) hereof resulting from a breach of a representation or warranty contained in Section 3.18 or a claim under Section 7.1(a)(iv) until fifteen days after the applicable statute of limitations relating to such tax claim at issue has expired.

     (b) Seller Indemnified Parties shall not be entitled to indemnification from the Buyer under Section 7.2 hereof with respect to an indemnity claim by Sellers, if Seller Representative shall not have delivered to Buyer (in accordance with the notice requirement in Section 7.4 hereof) written notice of such indemnity claim for an indemnified Loss in the case of a claim under
Section 7.2(a)(i), (ii) or (iii), before the second anniversary of the Closing Date.

     7.4. Procedure. (a) For an indemnified party (the "Indemnified Party") to be entitled to any indemnity provided for under this Agreement, such Indemnified Party shall, following the discovery of the matters giving rise to any Loss, notify the indemnifying party (i.e. the Buyer or Seller Representative, as the case may be) (the "Indemnifying Party") in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom (the "Indemnity Notice") provided, however, that, subject to Section 7.3, failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnifying Party's receipt of such notice, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

     If the Indemnifying Party fails to agree in writing with the Indemnified Party as to the amount of the indemnified Loss within twenty (20) Business Days of the date that the Indemnifying Party receives the Indemnity Notice, the claim for indemnity shall be submitted to arbitration pursuant to Section 7.5 hereof. Failure to timely submit a claim to Arbitration shall in no way prejudice either party's rights hereunder.

     (b) If an event for which indemnification is claimed involves a claim by a third party against an Indemnified Party and if such Indemnified Party intends to seek indemnity with respect thereto under Section 7.1 or Section 7.2, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim setting forth such claim in reasonable detail. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that the Indemnified Party shall be entitled to participate in (but not control) such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim which the Indemnifying Party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     (c) No payment for an indemnified Loss shall be payable by an Indemnifying Party unless and until either (i) Buyer and Seller Representative have agreed in writing to the validity of such indemnity claim and the amount of the cash payment or (ii) an arbitration decision pursuant to Section 7.5 shall have been finally rendered as to the validity of such indemnity claim and the amount of the cash payment.

     (d) In the event that (x) the Buyer and the Seller Representative shall have agreed upon the Buyer's indemnity claim or (y) the arbitration decision pursuant to Section 7.5 upheld the Buyer's indemnity claim, a copy of the written agreement or the arbitration decision shall be delivered to the Escrow Agent for payment by the Escrow Agent pursuant to the Escrow Agreement.

     7.5. Arbitration. Any controversy or claim arising out of or relating to the indemnification provisions of this Agreement, including the right to or amount of indemnity, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA by three (3) arbitrators. The Sellers and Buyer shall appoint one arbitrator, who shall be an impartial person. If a party fails to appoint an arbitrator within thirty (30) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the arbitrator. The two (2) arbitrators thus appointed shall appoint the third arbitrator, who shall be an impartial person. If said two (2) arbitrators fails to appoint the third arbitrator within sixty (60) days from the date a Demand to Arbitrate was made under Rule 6, the AAA shall make the appointment of the third arbitrator, who shall be an impartial person. Should any of the arbitrators appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth in this clause for the original appointment. The arbitration shall be held in New York, New York and shall be conducted in the English language. Prior to such arbitration, each party shall have reasonable access to the pre-Closing Date documents and records of the Company relating to the subject of the arbitration. A decision by the arbitrators on the validity and amount of any indemnification claim shall be final and binding on al the parties. The arbitrators shall execute and deliver to the respective parties the arbitration panel's decision in writing. Judgment upon the award, if any, rendered by the arbitrators (which must be expressed in United States Dollars) may be entered in any court having jurisdiction thereof. In any award, the arbitrators shall assess the arbitration costs and expenses, including, without limitation, attorneys fees of the parties, in a manner deemed equitable by the arbitrators, taking into account the arbitration decision, provided, however, that if (i) the arbitration award rendered to the Indemnified Party is equal to or in excess of the amount demanded in the Indemnity Notice, all costs shall be assessed against the Indemnifying Party and (ii) the arbitrator totally disallows the claim, all costs shall be assessed against the party seeking such indemnity.

     7.6. Treatment of Payments. Any amounts paid pursuant to this Section VII shall be treated by the parties for all income tax purposes as adjustments to the Purchase Price of the Common Shares as of the time such amounts are paid, except as otherwise required by law.

     7.7. Tax Returns. (a) The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all S corporation income or franchise Tax Returns of the Company for all periods ending on or prior to the Closing Date ("Pre-Closing Periods") which are due after the Closing Date. The Company shall include any income, gain, loss, deduction or other tax items for such period on their Tax Returns in a manner consistent with the foregoing S corporation Tax Returns. All Taxes attributable to the periods covered by the foregoing S corporation Tax Returns shall be the sole responsibility of the Sellers. Sellers shall pay or cause to be paid over to Buyer, prior to the due date for the Tax Returns in respect of which such Taxes are owed, all Taxes described in this Clause (b) that are the responsibility of Sellers.

     (b) All other Tax Returns of the Company for Pre-Closing Periods that are due after the Closing Date and all Tax Returns in respect of all periods beginning prior to and ending after the Closing Date ("Straddle Periods") shall be prepared by the Company, and if requested in writing by the Sellers, be made available to the Sellers for their review, comment and consent, which consent shall not be unreasonably withheld. All Taxes that relate to the Tax Returns for Pre-Closing Periods described in this Clause (b) and all Taxes that relate to the foregoing Tax Returns for Straddle Periods and that are attributable to the portion of such Straddle Period ending on the Closing Date (based on an interim closing of the books) shall be the sole responsibility of the Sellers, other than those Taxes that are specifically accrued on the December 31, 2000 balance sheet or otherwise listed in Schedule 3.16 attached hereto. Within five (5) Business Days following receipt of a written request from Buyer, the Sellers shall promptly pay Buyer for any tax for which they are liable under this Section 7.7(b).

     7.8. Cooperation on Tax Matters. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration date of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(b) to give to the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and Sellers, as the case may be, shall allow the other party to take possession of such books and records.

     7.9. Sales and Transfer Taxes. Any transfer, documentary, sales, use, real estate transfer or other similar Taxes, other than taxes due soley because Buyer is a Delaware corporation with its principal facilities located in New Jersey, assessed upon or with respect to the transfer of the Shares to Buyer and any recording or filing fees with respect thereto shall be paid by the Sellers.

     7.10. Post Closing Tax Activities. After the Closing Date, except as agreed to in writing by the Seller Representative (whose consent shall not be unreasonably withheld), neither the Company nor Buyer shall settle or compromise any federal, state, local or foreign Tax liability, make or change any Tax election, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement or settle any Tax claim or assessment relating to the Company that would have the effect of increasing the Tax liability of the Company or the Sellers with respect to any Tax period ending on or before the Closing Date.


                                  ARTICLE VIII

                                  MISCELLANEOUS


     8.1. Survival of Representations and Warranties; Severability. All representations and warranties made by any party contained in this Agreement, any Schedule, Exhibit or certificate delivered pursuant hereto or made in writing by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement shall survive through the date prescribed by the applicable statute of limitations, regardless of any investigation made by the Buyer or on its behalf, subject to the time limitations of Article VII. All statements contained in any Schedule, Exhibit, certificate or other agreement or instrument delivered by or on behalf of the Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Sellers under this Agreement. The covenants and agreements of the parties shall survive the Closing, subject to the time limitations of Article VII.

     8.2. Termination. (a) This Agreement may be terminated at any time prior to the Closing (i) by the mutual written consent of Buyer and the Seller Representative, or (ii) by either Buyer or the Seller Representative if the Closing shall not have occurred by April 15, 2001; provided, however, that the right to terminate this Agreement under this Section 8.2 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, or (iii) by either Buyer or the Seller Representative, if the party other than the terminating party has materially breached a representation, warranty, covenant or agreement under this Agreement, or (iv) by either Buyer or the Seller Representative, if there occurs a change in Applicable Law which results in, or could reasonably be expected to result in a Material Adverse Effect on the Company.

     (b) In the event of a termination as provided in subsection (a) above, this Agreement shall terminate other than Sections 8.9 and 8.10 and, provided, however, no such termination shall relieve any party from liability for any breach of this Agreement.

     8.3. Waivers and Amendments. This Agreement may be modified only with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or ter-minated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     8.4. Notices, etc. Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with oral confirmation of receipt) or by certified mail (postage prepaid, return receipt requested, if available). All such notices shall be sent to the facsimile number or address (as the case may be) specified for the intended recipient in as set forth below, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

                  (a)      if to the Buyer:

                           Anadigics, Inc.
                           141 Mt. Bethel Road
                           Warren, New Jersey  07059
                           Attention:  General Counsel

                           with copy to

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:  Stephen A. Greene, Esq.

                  (b)      if to the Company or the Sellers:

                           William A. Anderson, Esq.
                           Anderson, Krehbiel, McCreary & Bryan
                           31351 Via Colinas, Suite 204
                           Westlake Village, California  91362

                           with a copy to

                           Riordan & McKinzie
                           5743 Corsa Avenue, Suite 116
                           Westlake Village, California  91362
                           Attention:  Lawrence C. Weeks, Esq.

     8.5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE

WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     8.6. Successors and Assigns. (a) No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other parties hereto, except that Buyer may assign its rights, but not its obligations, to one or more Affiliates of Buyer, which shall agree to be bound by the terms hereof. Any attempted assignment in contravention hereof shall be null and void.

     (b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors and permitted assigns.

     8.7. No Third Party Beneficiaries. Except as otherwise expressly provided, nothing in this Agreement shall convey any rights upon any person or entity which is not a party or permitted designee of a party to this Agreement.

     8.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of any party upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies either under this Agreement, or by law otherwise afforded to any party, shall be cumulative and not alternative.

     8.9. Publicity. Except as required by law, none of the parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties with respect to the contents and the manner of presentation and publication thereof. If disclosure is required by Applicable Law, the disclosing party shall consult in advance with the other parties and attempt in good faith to reflect such other parties' concerns in the required disclosure.

     8.10. Expenses. Except as otherwise expressly stated herein, each party to this Agreement will bear all fees, costs and expenses that are incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Sellers shall pay for the fees and expenses of Powerscourt Partners and all their legal fees in connection with the drafting and negotiation of this Agreement, the Escrow Agreement and all other ancillary documents and the Company shall bear the cost of the financial audit, the IRS audit and the environmental audit. In addition, concurrently with the Closing, the Sellers shall make a payment of fifty thousand dollars ($50,000) in the aggregate representing the cost of legal fees incurred and paid by the Company prior to the Closing.

     8.11. Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

     8.12. Entire Agreement. This Agreement, the Exhibits and Schedules to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties, and supersede all prior understandings, negotiations and prior agreements between the parties with regard to the subjects hereof and thereof.

     8.13. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     8.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     8.15. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word `including' in this Agreement shall be by way of example rather than by limitation.

     8.16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     8.17. Appointment of Seller Representative. (a) The Sellers do hereby constitute and appoint William A. Anderson (and each successor appointed in accordance with Section 8.17(c) of this Agreement) (the "Seller Representative") the agent and true and lawful attorney-in-fact of them and each of them, in the name, place and stead of them and each of them, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, and in connection with the performance of the various actions required or permitted to be performed on behalf of the Seller under this Agreement, which shall include the following purposes and with the following powers, all of which shall be exercised by the Seller Representative to the same extent as if the Sellers themselves were acting, and William A. Anderson (and any successor) hereby accepts such appointment and agrees to use his best efforts to exercise such powers in accordance with the terms hereof:

     (i) to agree to, and to execute and deliver, such agreements, documents and instruments as the Seller Representative, in his or her sole discretion, may deem necessary and advisable, and act for and on behalf of each of the Sellers, in each case solely in connection with (i) the Escrow Amount and
     (ii) the matters set forth in Sections 5.3, 7.1, 7.4 and 7.5 of this Agreement insofar as they affect the Escrow Amount; and

     (ii) to exercise any and all rights granted to the Seller Representative on behalf of the Sellers under the terms of this Agreement, the ancillary agreements and any and all collateral documents delivered by the Buyer or any other Person, firm or corporation during the term of this Agreement.

     (b) The grant of authority provided for in Section 8.17(a): (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; (ii) may be exercised by the Seller Representative either by signing separately as attorney-in-fact for each Seller or, after listing all of the Sellers executing an instrument, by the signature of the Seller Representative acting as attorney-in-fact for all of them; and
(iii) shall survive the delivery of an assignment by a Seller of the whole or any fraction of his interest hereunder.

     (c) The Seller Representative shall have the right to resign by notice in writing (the "Resignation Notice"), mailed by certified mail, return receipt requested, to each of the Buyer and the Sellers as follows:

          (i) If William A. Anderson resigns, dies, becomes incapacitated or otherwise fails or ceases to act as the Seller Representative, then J. Michels Davis shall serve as the Seller Representative. If J. Michels Davis resigns, dies, becomes incapacitated or otherwise fails or ceases to act as the Seller Representative, then Douglas Holmes shall serve as the Seller Representative. If Douglas Holmes resigns, dies, becomes incapacitated or otherwise fails or ceases to act as the Seller Representative, the Sellers shall designate and appoint a new representative to act as the Seller Representative.

          (ii) A resignation of a Seller Representative and appointment of a successor representative shall become effective only upon the successor representative's acceptance of appointment as provided in this Section 8.17(c).

          (iii) If a new representative shall act as successor or substitute representative hereunder, the new representative shall agree in writing to accept the terms of this Agreement, subject, if applicable, to any additional terms to, or different terms from, this Agreement consented to under Section 8.17(c)(i) and promptly thereafter shall receive all monies, instruments, collateral security and other property and records held by his or her predecessors hereunder. No substitute or successor representative shall be liable for or obligated to examine the accounts, records or actions of any predecessor representative.

          (iv) Each substitute or successor representative acting hereunder shall be vested with all of the rights, powers, indemnities and immunities of the Seller Representative initially acting hereunder, and the Sellers agree to do each and every act and thing necessary and appropriate to vest the same in each such substitute or successor representative.

          (v) The Sellers may, by majority vote of the Sellers, remove the Seller Representative at any time and appoint a new representative as provided in this Section 8.17(c).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.

                          ANADIGICS, INC.


                          By:
                                 -----------------------------------------------
                                 Name:
                                 Title:


                          TELCOM DEVICES CORP.


                          By:
                                 -----------------------------------------------
                                 Name:
                                 Title:


                          SELLERS:


                          By:
                               -------------------------------------------------
                                Name: William A. Anderson, Trustee of the Anderson Properties, Inc. Profit Sharing Plan Trust


                          By:
                               -------------------------------------------------
                                Name:  J. Michels Davis


                          By:
                               -------------------------------------------------
                                Name:  Douglas Holmes



                          By:
                               -------------------------------------------------
                               Name: James C. Kim


                          By:
                               -------------------------------------------------
                               Name: Hidehiko Kuwamoto

                                    GUARANTY

     The undersigned (the "Guarantor") hereby personally and unconditionally guaranties (the "Guaranty"), as primary obligor and not as a surety, all obligations, covenants, warranties and representations of, and conditions binding upon the Anderson Properties, Inc. Profit Sharing Plan Trust (the "Trust") under this Stock Purchase Agreement (collectively, the "Obligations"), regardless of whether the Trust has the corporate power or authority to enter into this Agreement.

     This Guaranty is an absolute, present and continuing guaranty of performance, not of collection, and is in no way conditional or contingent upon any attempt to collect from or bring an action against the Trust.

     If for any reason any Obligation to be performed or observed by the Trust shall not be observed or performed, or if the amount of any Obligation payable by the Trust shall not be paid promptly when due and payable, the Guarantor shall pay, perform or observe, or cause to be paid, performed or observed, each such Obligation, regardless of whether Buyer (as defined in the Stock Purchase Agreement) or anyone on behalf of Buyer has instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against the Trust pursuant to the Stock Purchase Agreement or at law or in equity or otherwise, regardless of any other condition or contingency.

     This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the state of New York without giving effect to principles of conflicts of law.

     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed.



                               By:
                                      ------------------------------------------
                                      Name:      William A. Anderson

                                                                      Schedule I
                                                                      ----------

Name of Seller                          Number of Shares Owned                Percentage of Ownership
--------------                          ----------------------                -----------------------

William A. Anderson, Trustee of the     60,000                                5.3551%
Anderson Properties, Inc. Profit
Sharing Plan Trust

J. Michels Davis                        60,000                                5.3551%

Douglas Holmes                          125,000                               11.1564%

James C. Kim                            750,433                               66.9770%

Hidehiko Kuwamoto                       125,000                               11.1564%
